UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

KS BANCORP, INC,

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2005

Dear Fellow Shareholders:

Enclosed please find proxy and financial related materials for the 2005 Annual Meeting of Shareholders which will be held here at our corporate offices in Smithfield, NC on May 9, 2005 at 7:00PM EST. We encourage you to attend and look forward to seeing you at the meeting.

On behalf of the Board of Directors and Executive Management of KS Bancorp, we want to say “thank you” for your overwhelming vote of support during the Special Meeting of shareholders held on March 14, 2005. As you may have read in recent news releases, 84% of the shares voted and 70% of shares eligible to be voted, voted in favor of the proposed 1 for 200 reverse stock split and subsequent 250 for 1 forward stock splits. This strong vote gives us the confidence we need to continue KS Bancorp’s mission to build long-term shareholder value and a strong community banking franchise.

During this transaction, the Company’s stock trading symbol has changed from KSAV.OB to KSBI.OB. The stock will continue to trade on the over the counter bulletin board (OTCBB) and will also trade on the Pink Sheets (www.pinksheets.com). If you are in the market to buy or sell KS Bancorp stock you can do so thru you own personal stock broker or brokerage service, just as you have in the past.

From time to time we have individuals who contact us directly about selling their stock. Therefore, we are maintaining a list of buyers and sellers in our corporate offices and will try to match buyers and sellers when we feasible. If you wish to be added to this list you may do so by contacting Joy Watson or Earl W. Worley, Jr. at 919-938-3101.

In addition, we are please to announce that Howe Barnes Investments, Inc. has agreed to be a primary market maker in KS Bancorp stock. Howe Barnes is actively engaged in the trading of non-SEC reporting companies on the NASDAQ, Bulletin Board, and the Pink Sheets. Currently, Howe Barnes trades over 100 non-SEC reporting companies. You may contact Mr. Robert S Cook with Howe Barnes directly with any questions regarding KS Bancorp Stock at 1-800-800-4693.

Again, we deeply appreciate your continuing loyalty and support and we look forward to seeing you on May 9, 2005. If you have questions or comments, please feel free to contact us at 919-938-3101.

Sincerely,

/s/ Harold T. Keen
Harold T. Keen
President and CEO

Post Office Box 661

1031 North Brightleaf Blvd.

Smithfield, North Carolina 27577

(919) 938-3101

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of KS Bancorp, Inc. (the “Company”) will be held on May 9, 2005, at 7:00 p.m., Eastern Time, at the offices of the Company at 1031 North Brightleaf Boulevard, Smithfield, North Carolina.

The Meeting is for the purpose of considering and voting upon the following matters:

1.	To elect three persons who will serve as directors of the Company until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualify;

2.	To ratify the selection by the Audit Committee of Dixon Hughes PLLC as the independent auditor for the Company for the 2005 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors has established April 1, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

/s/ Joy B. Watson
Secretary

Smithfield, North Carolina

April 7, 2005

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

KS Bancorp, Inc.

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2005

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is being furnished to stockholders of KS Bancorp, Inc. (the “Company”) in connection with the solicitation by the board of directors of the Company (the “Board of Directors”) of proxies to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2005, at 7:00 p.m., Eastern Time, at the offices of the Company at 1031 North Brightleaf Blvd., Smithfield, North Carolina 27577, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on April 7, 2005.

Other than the matters listed on the attached Notice of 2005 Annual Meeting of Stockholders, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Revocability of Proxy

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a beneficial owner of shares of the Company’s common stock, (the “Common Stock”) that are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses, if any. In addition to the use of the mail, proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company and its wholly-owned savings bank subsidiary, KS Bank, Inc. (the “Bank”), without additional compensation. Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons and, upon request, the Company will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

Voting Securities and Vote Required for Approval

Regardless of the number of shares of Common Stock owned, it is important that stockholders be present in person or represented by proxy at the Annual Meeting. Stockholders are requested to vote by completing, signing, dating and returning the enclosed proxy card in the provided postage-paid envelope. Any shareholder may vote for, against, or abstain from voting on any matter to come before the Annual Meeting. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions therein. If no instructions are given, the proxy will be voted FOR the nominees for election to the Board of Directors named in this Proxy Statement and FOR the ratification of the selection by the Company’s Audit Committee of Dixon Hughes PLLC as the independent auditor for the Company for the 2005 fiscal year. If instructions are given with respect to

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some but not all proposals, such instructions as are given will be followed, but the proxy will be voted FOR the proposals described in this Proxy Statement on which no instructions are given.

The close of business on April 1, 2005, has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had outstanding 1,460,000 shares of Common Stock. Each share of Common Stock entitles its owner to one vote on each matter calling for a vote of stockholders at the Annual Meeting.

The presence, in person or by proxy, of the holders of at least a majority of shares of the Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. To determine whether a quorum is present, the Company will count all shares of common stock present at the Annual Meeting either in person or by proxy, whether or not such shares will be voted for any matter. Since many of our stockholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient stockholders present or represented by proxy to constitute a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In order to be elected, a nominee need only receive a plurality of the votes cast in the election of directors. As a result, those persons nominated who receive the largest number of votes will be elected as directors. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees.

As to other issues presented for a vote, the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting, in person or by proxy and entitled to vote, is required to constitute stockholder approval of such proposals, unless the Company’s articles of incorporation or bylaws or applicable law imposes a different voting requirement.

Abstentions and broker non-votes will not be counted in tabulating the votes cast on any proposal submitted to the stockholders. Proxies solicited hereby will be returned to the Board of Directors and will be tabulated by one or more inspectors of election designated by the Board of Directors.

SECURITY OWNERSHIP OF BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of the Record Date, regarding those shares of Common Stock owned beneficially by each of the members of the Board of Directors and the named executive officers of the Company (including nominees for election at the Meeting), and the directors and executive officers of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership[1]	Percentage of Class[2]
A. Carroll Coleman 7368 Rock Ridge School Road Kenly, North Carolina 27542	2,250		*

R. Harold Hinnant 200 Pope Avenue Kenly, North Carolina 27542	63,250	4.33%

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Name and Address	Amount and Nature of Beneficial Ownership[1]		Percentage of Class[2]
Eugene David Jackson 103 W. Riverside Drive Smithfield, North Carolina 27577	500		*

B. Kenneth Jones, II 404 N. Pearl Street Princeton, North Carolina 27569	4,500		*

Harold T. Keen 121 Boyette Road Four Oaks, North Carolina 27524	121,750	[3]	8.34%

James C. Parker 117 Pineridge Lane Goldsboro, North Carolina 27530	4,250		*

Sidney Ernest Sauls 10579 NC 50 North Angier, North Carolina 27501	2,000		*

Ralph Edward Scott, Jr. 8934 Lefty Road Kenly, North Carolina 27542	16,000		1.10%

Gordon C. Woodruff Post Office Box 708 Smithfield, North Carolina 27577	250		*

Directors and executive officers of the Company and the Bank as a group (13 persons)	327,000		22.40%

[*Does not exceed one percent of the Common Stock.]

[1]	Unless otherwise indicated, all shares are owned directly by the named individuals, by their spouses and/or minor children, or by other entities controlled by the named individuals.

[2]	Based upon a total of 1,460,000 shares of Common Stock outstanding at the Record Date.

[3]	Includes shares owned by Mr. Keen’s spouse and other entities controlled by Mr. Keen over which shares Mr. Keen effectively exercises sole or shared voting and investment power.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors of the Company may not be less than five or more than fifteen. The exact number of directors may be fixed or changed from time to time by the Board of Directors. The Board of Directors has currently fixed the size of the Board at nine members.

So long as the total number of directors is nine or more, the directors may be divided into three classes, as nearly equal as possible in number. Each class of directors shall be elected for terms of three years each, or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify.

The Board of Directors has nominated Harold T. Keen, Ralph Edward Scott, Jr., and Gordon C. Woodruff for election as directors to serve until the 2008 Annual Meeting of Stockholders or until their earlier death,

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resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify. Each of Messrs. Keen, Scott and Woodruff are currently serving as directors of the Company.

The persons named in the accompanying form of proxy intend to vote any shares of Common Stock represented by valid proxies received by them to elect these three nominees, unless authority to vote is withheld or such proxies are revoked. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxy holders will vote to elect in his stead such other person as the present Board of Directors may recommend. The present Board of Directors has no reason to believe that any of the three nominees will be unable to serve if elected to office. In order to be elected as a director, a nominee need only receive a plurality of the votes cast. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees. No stockholder has the right to vote his or her shares cumulatively in the election of directors.

Nominees and Continuing Directors

The following table sets forth as to each nominee and each director whose term is continuing the following information: his name, age, principal occupation during the last five years, the year he was first elected as a director and the year in which his existing term of office expires.

The Board of Directors recommends a vote FOR all of the following nominees for election as directors.

Name	Age on December 31, 2004	Principal Occupation During Last Five Years	Director Since	Existing Term Expires
		NOMINEES

Harold T. Keen	56	President/CEO of the Company and the Bank	1990[1]	2005

Ralph Edward Scott, Jr.[2]	52	President of Ralph E. Scott, Jr. Farms, Inc.	1987[1]	2005

Gordon C. Woodruff	53	Partner, Woodruff, Reece & Fortner, Attorneys at Law	1999	2005

		DIRECTORS CONTINUING IN OFFICE

B. Kenneth Jones, II	42	General Manager, Deacon Jones Auto Park, Inc.	2003	2006

James C. Parker	53	Certified public accountant; Partner, Parker & Parker, P.A., CPA	1996	2006

Sidney Ernest Sauls	57	Insurance agent; North Carolina Farm Bureau Mutual Insurance Company	2000	2006

A. Carroll Coleman	67	President, P. L. Woodard & Co., Inc.	1998	2007

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R. Harold Hinnant[1,2]	74	Retired business owner	1988[1]	2007

Eugene David Jackson	64	Certified public accountant; Partner, Dees, Jackson, Watson & Assoc., P.A.	2004	2007

[1]	Includes service on the board of directors of the Bank prior to the formation of the Company.

[2]	Mr. Scott is a distant cousin of Mr. Hinnant.

Meetings of the Board and Committees of the Board

The Board of Directors conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors meets quarterly and may have additional meetings as needed. During fiscal 2004, the Board of Directors of the Company held fourteen (14) meetings. All of the existing directors of the Company, including the nominees for re-election listed above, attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during 2004.

Process for Communicating with Board Members

The Company does not have a formal procedure for stockholder communication with our Board of Directors. In general, our directors and executive officers are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to Harold T. Keen, our Chief Executive Officer, or Earl W. Worley, Jr., our Chief Financial Officer, at the Company’s following address with a request to forward the same to the intended recipient: KS Bancorp, Inc., P.O. Box 661, Smithfield, North Carolina 27577. Alternatively, stockholders may direct correspondence to the Board, or any of its members, in care of the Company at the Company’s address above. All of these communications received will be forwarded to the intended recipient unopened.

Committees of the Board

The Board of Directors of the Company has two standing committees – the Executive Committee and the Audit Committee.

The Executive Committee of the Board consists of R. Harold Hinnant, James C. Parker, Ralph Edward Scott, Jr. and Harold T. Keen. The Executive Committee has the power to act on behalf of the full Board of Directors on matters that require action at times other than meetings of the full Board. The Executive Committee also serves as the nominating body for the Board of Directors and effectively performs the tasks of a nominating committee. Messrs. Hinnant, Parker and Scott are “independent directors” as defined in NASD Rule 4200(a)(15). As an employee of the Company, however, Mr. Keen is not considered to be an “independent director.” The Executive Committee does not have a charter relating to the nominating process.

The Executive Committee interviews candidates for membership to the Board of Directors, recommends candidates to the full Board, and slates candidates for Director and shareholder votes. The Executive Committee’s identification of candidates for Director typically results from the business interactions of the members of the Executive Committee or from recommendations received by the committee from other Directors or from Company management. The Executive Committee currently has no written policy with regard to the consideration of director candidates recommended by security holders. If a security holder recommends a director candidate to the Executive Committee, however, the Executive Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a security holder should be made in writing, addressed to the attention of the Executive Committee at the Company’s corporate headquarters. The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the security holder considers useful and appropriate for the Executive Committee’s consideration of the candidate. The criteria which have been established by the Executive Committee as bearing on the

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consideration of a candidate’s qualification to serve as a Director, include the following: the candidate’s ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank’s market area), and financial expertise.

The Executive Committee met four (4) times during fiscal year 2004.

The Audit Committee of the Board consists of James C. Parker, Sidney E. Sauls and Eugene David Jackson. The members of the Audit Committee are independent as defined by NASD Rule 4200(a)(15). In accordance with the Audit Committee’s charter, the Audit Committee meets at least quarterly, and more frequently as circumstances dictate, to (i) oversee the independent auditing of the Company; (ii) arrange for periodic reports from the independent auditors, from the management of the Company, and from the internal auditor of the Company in order to assess the impact of significant regulatory and accounting changes and developments, (iii) advise the Board of Directors regarding significant accounting and regulatory developments, (iv) review the Company’s policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) develop and implement the Company’s policies regarding internal and external auditing and appoint, meet with and oversee the performance of those employed in connection with both internal and external audits; and (vi) perform such other duties as may be assigned to it by the Board of Directors. The Audit Committee met six (6) times during fiscal 2004.

Board of Directors of the Bank

The Bank also has a nine-member board of directors. It is composed of the same persons who are now serving as directors of the Company.

Bank Board Committees

The Company does not have a Compensation Committee. However, the Bank’s board of Directors has a Compensation Committee which is composed of A. Carroll Coleman, R. Harold Hinnant and James C. Parker. The Compensation Committee meets on an as-needed basis to review the Bank’s salary program and to make recommendations to the Bank’s board of directors regarding compensation of the executive officers. The Bank’s board of directors ultimately determines such compensation. The salary of each executive officer is determined based upon the executive officer’s contributions to the Bank’s overall profitability, maintenance of regulatory compliance standards, professional leadership and management effectiveness in meeting the needs of day-to-day operations. The Compensation Committee met one (1) time during fiscal 2004.

The Bank also has a Loan Committee. Directors A. Carroll Coleman, Sidney E. Sauls, Ralph Edward Scott, Jr., and Bobby Kenneth Jones, II, served on the Loan Committee during fiscal year 2004. The Loan Committee conducts loan reviews and approves loans, as well as monitoring the overall operations of the Bank. The Loan Committee met on an as-needed basis on the same date as each of the monthly meetings of the full board of directors in fiscal 2004. In addition, the Loan Committee met four (4) other times.

Directors’ Compensation

Directors’ Fees. Members of the Board of Directors receive no fees or compensation for serving on the Board of Directors of the Company. However, all members of the Company’s Board of Directors are also directors of the Bank. Each member of the Bank’s board of directors receives $900 per month for his service in that capacity, except for the Chairman of the Bank’s board of directors, who receives $1100 per month. In addition, members of the Bank’s committees receive $150 per meeting attended. Board fees are subject to adjustment annually.

The Bank has adopted a deferred compensation plan for its directors to be paid in the form of death benefits. The plan provides for the payment of death benefits ranging from $2,000 to $20,000, depending upon each director’s years of service to the Bank. As of December 31, 2004, the Bank had accrued $76,000 in aggregate expenses, representing the present value of the death benefits based upon the directors’ life expectancies.

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Executive Officers

The following table sets forth certain information with respect to the persons who are executive officers of either the Company or the Bank or both.

Name	Age on December 31, 2004	Positions and Occupations During Last Five Years	Employed Since
Harold T. Keen	56	President and Chief Executive Officer of the Company and the Bank	1990

Earl W. Worley, Jr.	40	Chief Financial Officer; Senior Vice President of the Company and the Bank	1992

William C. Clarke	48	Senior Vice President of the Company and the Bank	1986

Kevin J. Jorgenson	57	Senior Vice President of the Company and the Bank	1993

Ted Godwin	55	Senior Vice President of the Company and the Bank	1997

R. Walter Krentz, Jr.	43	Senior Vice President of the Bank; Prior to 2000, City Executive, Triangle Bank, Greenville, North Carolina	2000

Trudy A. Brinson	50	Senior Operations Officer and Senior Vice President of the Bank; Prior to 2003, Chief Operating Officer and Senior Vice President of the Little Bank, Kinston, North Carolina	2003

Management Compensation

Summary Compensation Table. The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company are also executive officers of the Bank and receive cash compensation from the Bank. The following table shows, for the fiscal years ending December 31, 2004, 2003 and 2002, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer of the Bank. No other executive officer of the Bank received salary and bonus compensation in excess of $100,000 for services rendered in all capacities to the Bank during fiscal 2004.

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	Annual Compensation						Long Term Compensation
							Awards		Payouts
Name and Principal Position	Year	Salary(1)		Bonus		Other Annual Compensation ($)(2)	Restricted Stock Awards	Securities Underlying Options/ Stock Appreciation Rights (in shares)	LTIP Payouts	All Other Compensation(3)
Harold T. Keen, President, Chief Executive Officer and Director of the Company and the Bank	2004 2003 2002	$ $ $	186,440 180,440 158,860	$ $ $	17,500 12,000 10,000	— — —	— — —	— — —	— — — —	$ $ $	26,455 26,457 25,780

(1)	Includes for service as a director of the Bank in the amount of $10,800 for 2002, 2003 and 2004.

(2)	Under the “Other Annual Compensation” category, perquisites did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for Mr. Keen.

(3)	For 2004, includes $7,025 contributed by the Bank for Mr. Keen to the Bank’s 401(k) plan and $19,430 contributed by the Company to the supplemental executive retirement plan on behalf of Mr. Keen.

Employee Stock Ownership Plan. Prior to December 15, 2005, the Bank maintained an Employee Stock Ownership Plan (the “ESOP”) for eligible employees of the Bank. Employees with 1,000 hours of employment with the Bank who had attained age 21 were eligible to participate. The Board of Directors terminated the ESOP on December 15, 2005. The funds borrowed from the Company to purchase the shares held by the ESOP had been repaid to the Company prior to termination. In February, 2005, the ESOP distributed its 73,389 shares to the eligible employee participants. Shares were allocated among participants in the ESOP, on the basis of compensation in the year of allocation. All benefits were vested at the time of the ESOP’s termination.

401(k) Profit Sharing Plan. The Bank maintains a contributory savings plan for substantially all of its employees, which meets the requirements of section 401(k) of the Code. Employees who have completed six months of service and who are least 21 years of age may elect to contribute up to 15% of their compensation to the plan each year, subject to certain maximums imposed by federal law. The Bank matches employee contributions up to a maximum contribution by the Bank of 4% of the employee’s compensation. From time to time, the Bank may also make discretionary profit sharing contributions to the plan. These contributions are allocated among participants’ accounts on the basis of compensation. For purposes of the 401(k) plan, compensation means a participant’s total compensation received from the employer.

Participants are fully vested in amounts they contribute to the plan. Participants are also fully vested in all matching contributions made by the Bank after January 1, 2002. Matching contributions made prior to 2002, vest according to the following schedule: 1 year of service, 0%; 2 years, 20%; 3 years, 40%; 4 years, 60%; 5 years, 80%; 6 or more years, 100%.

Retirement Agreements. The Bank sponsors a supplemental executive retirement plan (“SERP”) for certain executives of the Bank. The SERP, which became effective on May 1, 2001, is a deferred compensation plan that pays benefits to the participants upon retirement at age 65. Monthly payments are made upon retirement for a period of ten years. The benefits under the plan vest according to a vesting schedule based upon years of service as follows: 0-5 years of service— 0% vested; each subsequent full year of service—10% vesting per year until 100% vesting at 15 years of service. A participant fully vests upon attaining age 65 without regard to years of service. If the participant dies after retirement but before all payments have been made under the plan, the remaining monthly payments will be made to the participant’s designated beneficiary. If the participant is terminated for cause prior to retirement, no payments will be made to the participant. If the participant voluntarily terminates employment or is terminated without cause, he will have a vested interest in his accrued benefits according to the plan’s vesting schedule, but the accrued benefits will be calculated based upon a formula that considers the executive’s age and years of service. If the participant dies while employed, but before attaining retirement age, no payments shall be made under the plan. During fiscal 2004, the Bank accrued $60,340 in expenses related to the SERP.

In addition to the SERP, certain Bank executives are parties to split dollar life insurance agreements with the Bank. These agreements provide those executives with a fixed death benefit representing a portion of a life insurance benefit paid at the executive’s death, but the agreements do not permit the executives to borrow funds from or receive cash advances against the underlying policies. In 2004, the Bank accrued $165,000 in expenses related to these split dollar life insurance agreements.

Employment Agreements. The Bank has entered into an employment agreements with Harold T. Keen and Earl W. Worley, Jr. in order to establish duties and compensation and to provide for their continued employment with the Bank. The agreements were amended in January 2005. Each agreement provides for an initial term of employment of three years. On each anniversary date thereafter, each agreement is extended for an additional year so that the remaining term will be three years unless written notice of non-renewal is given by the Bank’s board of directors after conducting an evaluation of the employee’s performance.

Mr. Keen’s agreement now provides for an annual base salary of $180,000. The agreement also provides that the base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), the employee’s base salary must be increased by at least 6% annually. In addition, the employment agreements provide for profitability and discretionary bonuses and participation in other pension, profit-sharing or retirement plans maintained by the Bank and the Company, as well as fringe benefits normally associated with the employee’s office. Each employment agreement provides that it may be terminated by

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the Bank for cause, as defined in the agreements, and that it may otherwise be terminated by the Bank (subject to vested rights) or by the employees.

The employment agreements provide that if employment is terminated in connection with, or within 24 months after, a change in control or if the nature of the employee’s compensation, duties or benefits are diminished following a change in control of the Bank or the Company, and the employee terminates his employment, he will be entitled to receive compensation equal to 2.99 times his average annual compensation for income tax purposes for the most recent five tax years prior to the change in control, payable in equal monthly payments. For purposes of the employment agreements, a change in control generally will occur if (i) after the effective date of the employment agreement, any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or acquires any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Company or the Bank, or acquires in any manner control of the election of a majority of the directors of either the Company or the Bank, (ii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Company nor the Bank is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or are acquired by any other entity or group.

Payments under the employment agreements in the event of a change in control may constitute an excess parachute payment under Section 280G of the Code resulting in the imposition of an excise tax on the recipient and denial of a deduction to the Bank for all amounts in excess of the executive’s average annual compensation for the five tax years preceding the change in control. The agreements provide that benefits payable to the officers as a result of a change in control will be modified or reduced to the extent deemed to be necessary by the Bank’s board of directors to avoid the imposition of excise taxes on the employee or the disallowance of a deduction to the Company.

Certain Indebtedness and Transactions of Management

The Bank makes loans to its employees, including its executive officers and directors, in the ordinary course of its business. The Bank has adopted a policy that sets forth the requirements applicable to such loans. These loans are made using the same credit and underwriting standards as are applicable to the general public, and such loans do not involve more than the normal risk of collectability or present other features unfavorable to the Bank. Pursuant to its employee loan policy, loans to directors and employees are made on the same terms, including interest rates and collateral, as those prevailing for comparable transactions with nonaffiliated persons.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Dixon Hughes PLLC (“Dixon Hughes”) has been selected by the Company’s Audit Committee as the Company’s and the Bank’s independent auditor for the year ending December 31, 2005. Such selection is being submitted to the Company’s shareholders for ratification. Representatives of Dixon Hughes are expected to attend the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF DIXON HUGHES AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

The aggregate fees of Dixon Hughes (and related out of pocket expenses) billed for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for fiscal 2004 and (ii) review of the financial statements included in the Company’s quarterly filings on Form10-QSB during fiscal 2004 were $69,428. Other than the audit fees, Dixon Hughes billed no fees during the 2004 fiscal year for additional services rendered.

The fees of Dixon Hughes are pre-approved by the Audit Committee as required by the provisions of the Audit Committee’s charter. The Audit Committee charter states that the Audit Committee shall approve, in advance, all audit

11

services and all permitted non-audit services to be provided to the Company by the independent auditors. The committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. For 2004, 100% of the fees incurred were pre-approved. The Audit and Examining Committee has determined that the rendering of non-audit professional services by Dixon Hughes, as identified above, is compatible with maintaining Dixon Hughes’s independence.

DATE FOR RECEIPT OF STOCKHOLDERS’ PROPOSALS

It is presently anticipated that the 2006 Annual Meeting of Stockholders will be held in May of 2006. In order for stockholder proposals to be included in the proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office not later than December 8, 2004 and meet all other applicable requirements for inclusion therein.

In the alternative, the stockholder may commence his own proxy solicitation and present a proposal from the floor at the 2006 Annual Meeting of stockholders of the Company. If a stockholder elects to do so, the holders of proxies solicited by the Company’s Board of Directors may vote the proxies under the discretionary authority granted by those proxies on any proposals presented by such stockholder if the Company does not receive notice of such proposal on or before February 21, 2006.

The Company’s bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by the Company’s Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2004, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.

By Order of the Board of Directors,

/s/ Joy B. Watson
Joy B. Watson
Secretary

Smithfield, North Carolina

April 7, 2005

12

ADDITIONAL PROXY STATEMENT INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a result of the Company’s filing of a Form with the SEC on March 23, 2005 to deregister its common stock, these Section 16(a) reporting obligations will terminate no later than June 21, 2005.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2004, all of its executive officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirement.

Director Attendance at Annual Meetings

Although it is customary for all Board members to attend, the Company has no formal policy in place with regard to Board members’ attendance at its Annual Meeting of Stockholders. All Board members attended the Company’s 2004 Annual Meeting of Stockholders.

Report of Audit Committee

The Audit Committee of the Company’s Board of Directors has reviewed and discussed with the Company’s independent auditors all matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements of Auditing Standards), as amended. The Audit Committee has also reviewed and discussed the Company’s audited financial statements with management. In addition, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independent Discussions with Audit Committees,” as amended, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. Based upon the Audit Committee’s review and discussions with management and with the independent auditors described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included as an attachment to the Company’s proxy materials. The Audit Committee recommends ratification by the stockholders of the reappointment of the independent auditors.

James C. Parker

Sidney E. Sauls

Eugene David Jackson

Security Ownership of 5% or Greater Stockholders

The following table sets forth, as of the Record Date, the names and addresses of all beneficial owners of 5% or more of our common stock and shows the amount and nature of that beneficial ownership.

Name and Address	Amount and Nature of Beneficial Ownership[1]	Percentage of Class[2]
Harold T. Keen 1121 Boyette Road Four Oaks, North Carolina 27524	121,750[3]	8.34%

C. Felix Harvey	106,750[4]	7.31%

The Felix Harvey Foundation, Inc.

Post Office Box 189

Kinston, North Carolina 28502

and

Maurice J. Koury

The Maurice J. Koury Foundation, Inc.

Post Office Box 850

Burlington, North Carolina 27216

And

Sunny Harvey Burrows

2877 Habersham Road, NW

Atlanta, Georgia 30305

[1]	Voting and investment power are held solely by the designated individuals unless otherwise indicated.

[2]	Based upon a total of 1,460,000 shares of common stock outstanding at the Record Date.

[3]	Includes shares owned by Mr. Keen’s spouse and other entities controlled by Mr. Keen, over which shares Mr. Keen effectively exercises sole or shared voting and investment power.

[4]	Based on a Schedule 13D filed with the SEC on March 4, 2005, which reflected cumulative share ownership of 85,916 shares as of March 3, 2005. The share information presented above has been restated as estimated by the Company to reflect the reverse and forward stock splits effected on March 17 and 18, 2005, respectively.

Post Office Box 661

1031 North Brightleaf Blvd.

Smithfield, North Carolina 27577

(919) 938-3101

KS Bancorp, Inc. and Subsidiary

Consolidated Financial Statements

Years Ended December 31, 2004 and 2003

KS BANCORP, INC. AND SUBSIDIARY

Forward –Looking Statement Disclaimer

The discussions included in this document and the documents referenced herein may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s customers, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel and/or general economic or other conditions. You should not place undue reliance on forward looking statements.

KS BANCORP, INC. AND SUBSIDIARY

SELECTED FINANCIAL DATA

	December 31,
	2004	2003	2002	2001	2000
	(In Thousands, Except Per Share Amounts)
Financial Condition Data:
Total assets	$236,868	$201,516	$191,059	$163,890	$152,321
Investments (1)	47,546	38,883	31,847	20,738	14,120
Loans receivable, net	178,883	151,773	150,839	136,383	133,312
Deposits	169,264	142,251	138,027	128,825	120,073
Advances from Federal Home Loan Bank	47,900	40,100	34,800	16,800	15,800
Stockholders’ equity	18,920	18,577	17,511	16,799	15,843
Book value per common share (2)	15.81	15.52	15.19	14.75	13.99

	December 31,
	2004	2003	2002	2001	2000
	(In Thousands, Except Per Share Amounts)
Operating Data:
Interest income	$12,059	$11,509	$12,204	$12,648	$12,029
Interest expense	4,462	4,329	5,196	7,062	6,740

Net interest income	7,597	7,180	7,008	5,586	5,289
Provision for loan losses	365	352	1,015	224	113
Noninterest income	1,100	1,090	867	1,066	1,705
Noninterest expense	6,522	5,745	4,735	4,194	3,641

Income before income taxes	1,810	2,173	2,125	2,234	3,240
Income tax expense	520	772	789	860	1,247

Net income	$1,290	$1,401	$1,336	$1,374	$1,993

Selected Other Data:
Basic earnings per share (2)	$1.08	$1.21	$1.18	$1.23	$1.78
Diluted earnings per share (2)	$1.08	$1.19	$1.15	$1.20	$1.74
Dividends per common share (2)	$0.64	$0.64	$0.64	$0.64	$0.64
Dividend payout ratio	59%	53%	56%	53%	37%
Return on average assets	0.59%	0.72%	0.75%	0.85%	1.35%
Return on average equity	7.05%	7.74%	7.75%	8.34%	12.81%
Average equity to average assets	8.40%	9.36%	9.73%	10.18%	10.51%

(1)	Includes interest-earning deposits, time deposits, investment securities, and Federal Home Loan Bank stock.

(2)	Restated for 25% stock split occurring during 2001.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

General

KS Bancorp, Inc. (“KS Bancorp” or the “Company”) is a savings bank holding company which owns all of the common stock of KS Bank, Inc. (the “Bank”), a North Carolina-chartered capital stock savings bank. KS Bancorp’s principal business activities consist of the ownership of the Bank. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans in the Bank’s primary market area of Johnston, Wilson, Wayne and Wake counties.

The Bank’s results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank’s operations are also affected by noninterest income, such as fees from presold mortgages, customer deposit account service charges, and other sources of revenue. The Bank’s principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, data processing expenses, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position for the years ended December 31, 2004 and 2003. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and interest rates.

Capital Resources and Liquidity

KS Bancorp currently conducts no business other than holding the capital stock of the Bank. The Company previously loaned funds to the Bank’s ESOP for the purchase of the Company’s common stock, but the loan was paid in full during 2003, and the ESOP was terminated effective December 15, 2004. KS Bancorp’s primary source of funds, other than income from its investments, is dividends from the Bank, which are subject to regulatory restrictions as discussed in Note 13 to the consolidated financial statements. During 2004 and 2003, the Bank paid dividends of $510,000 and $600,000, respectively, to KS Bancorp. KS Bancorp declared and paid cash dividends of $766,098 and $742,314 during 2004 and 2003, respectively. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The Company did not repurchase any of its common stock during either 2004 or 2003. Since the mutual to stock conversion, the Company has repurchased 187,501 shares for a total cost of approximately $3.3 million.

The objective of the Bank’s liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Bank’s ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

A significant liquidity source for the Bank is cash provided by operating activities. These operating activities generated cash of $2.2 million and $3.6 million for the years ended December 31, 2004 and 2003, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the years ended December 31, 2004 and 2003, deposits grew by $27.0 million and $4.3 million, respectively. As of December 31, 2004 and 2003, the Bank had $47.9 million and $40.1 million, respectively, in outstanding borrowings from the Federal Home Loan Bank (“FHLB”). During 2004 and 2003, the Bank used the cash provided by the aforementioned sources primarily to fund increasing loan demand, acquire capital assets, and, purchase investment securities. During 2004 and 2003, loans outstanding increased by $27.1 million and $1.0 million, respectively. Liquid assets, consisting of cash and due from banks, time deposits, and investment securities increased by $8.1 million, or 21.6%, from $37.9 million at December 31, 2003, to $46.0 million at December 31, 2004. In the future, liquidity may be supplemented by loan sales and securitization programs, which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable.

Asset/Liability Management

The Bank’s asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Bank’s control, such as market interest rates and competition, may also have an impact on the Bank’s interest income and interest expense.

In the absence of other factors, the yield or return associated with the Bank’s earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Bank calculates an interest rate “gap.” Interest rate “gap” analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The “gap” is the difference between the amounts of such assets and liabilities that are subject to repricing. A “negative” gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a decrease in the cost of its liabilities greater than the decrease in the yield on its assets, and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution’s net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a “positive gap.”

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at December 31, 2004
	1 Year or Less	More Than 1 Year to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans:
Fixed rates	$5,463	$28,330	$18,909	$52,702
Variable rates	81,311	44,770	32	126,113
Interest-earning deposits with banks	5,530	—	—	5,530
Time deposits	—	100	—	100
Investment securities	—	6,777	32,581	39,358
Federal Home Loan Bank stock	—	—	2,558	2,558

Total interest-earning assets	$92,304	$79,977	$54,080	$226,361

INTEREST-BEARING LIABILITIES:
Deposits	$106,822	$52,514	$—	$159,336
Securities sold under agreements to repurchase	114	—	—	114
Advances from Federal Home Loan Bank	12,600	15,500	19,800	47,900

Total interest-bearing liabilities	$119,536	$68,014	$19,800	$207,350

INTEREST SENSITIVITY GAP PER PERIOD	$(27,232)	$11,963	$34,280	$19,011
CUMULATIVE INTEREST SENSITIVITY GAP	$(27,232)	$(15,269)	$19,011	$19,011
CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(12.03)%	(6.75)%	8.40%	8.40%
CUMULATIVE INTEREST-EARNING ASSETS AS A PERCENTAGE OF INTEREST-BEARING LIABILITIES	77.22%	91.86%	109.17%	109.17%

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Analysis of Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by the difference between yields on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2004, 2003 and 2002. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

	For the Years Ended December 31,
	2004			2003			2002
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$165,888	$10,596	6.39%	$151,893	$10,478	6.90%	$148,475	$11,237	7.57%
Investment securities (2)	37,070	1,409	3.80%	27,526	986	3.58%	17,410	911	5.23%
Interest-earning deposits (3)	5,051	54	1.07%	5,474	45	0.82%	4,863	56	1.15%

Total interest-earning assets	208,009	12,059	5.80%	184,893	11,509	6.23%	170,748	12,204	7.15%

Other assets	9,948			8,412			6,394

Total assets	$217,957			$193,305			$177,142

Interest-bearing liabilities:
Money market and NOW deposits	$23,143	150	0.65%	$19,190	144	0.75%	$20,059	219	1.09%
Savings	6,402	23	0.36%	5,893	39	0.66%	5,481	79	1.44%
Time	119,767	2,919	2.44%	106,441	2,967	2.79%	103,090	3,765	3.65%
FHLB advances	40,439	1,370	3.39%	34,531	1,179	3.41%	25,310	1,134	4.48%

Total interest bearing liabilities	189,751	4,462	2.35%	166,055	4,329	2.61%	153,940	5,197	3.38%

Noninterest-bearing deposits	8,785			8,723			5,147
Other liabilities	1,117			432			821
Stockholders’ equity	18,304			18,095			17,234

Total liabilities and stockholders’ equity	$217,957			$193,305			$177,142

Net interest income and interest rate spread		$7,597	3.45%		$7,180	3.62%		$7,007	3.77%

Net interest-earning assets and net interest margin	$18,258		3.65%	$18,838		3.88%	$16,808		4.10%

Ratio of average interest-earning assets to interest-bearing liabilities	109.62%			111.34%			110.92%

(1)	Includes non-accruing loans, which are considered immaterial for average balance purposes

(2)	Includes investment securities and Federal Home Loan Bank stock

(3)	Includes time deposits

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended December 31, 2004 vs. 2003			Year Ended December 31, 2003 vs. 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in Thousands)
Interest income:
Loans	$930	$(812)	$118	$247	$(1,006)	$(759)
Investments	352	71	423	446	(371)	75
Interest-earning deposits	(4)	13	9	6	(17)	(11)

Total interest income	1,278	(728)	550	699	(1,394)	(695)

Interest expense:
Money market and
NOW deposits	28	(22)	6	(8)	(67)	(75)
Savings	3	(19)	(16)	4	(44)	(40)
Time	348	(396)	(48)	108	(906)	(798)
FHLB advances	201	(10)	191	364	(319)	45

Total interest expense	580	(447)	133	468	(1,336)	(868)

Net interest income (loss)	$698	$(281)	$417	$231	$(58)	$173

Comparison of Financial Condition at December 31, 2004 and 2003

Consolidated total assets increased by $35.4 million during the year ended December 31, 2004, from $201.5 million at December 31, 2003 to $236.9 million at December 31, 2004. During the year, the Company generated loan growth of $27.1 million, as loans increased to $180.3 million. In addition, liquid assets (consisting of cash and cash equivalents, time deposits, and investment securities) increased by $8.1 million from $37.9 million at December 31, 2003, to $46.0 million at December 31, 2004. Both the loan and liquid asset growth were funded by an increase in customer deposits of $27.0 million and an increase in advances from the Federal Home Loan Bank of $7.8 million. The increase in deposits resulted from a $4.9 million increase in our core deposits, which grew from $35.3 million at December 31, 2003, to $40.2 million at December 31, 2004, in addition to a $22.1 million growth in our time deposit portfolio, from $106.9 million at December 31, 2003, to $129.0 million at December 31, 2004. These core deposits, which consist of savings, money market, NOW and noninterest-bearing accounts, represent a more stable and less expensive source of funding than do certificates of deposit.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Total stockholders’ equity was $18.9 million at December 31, 2004 as compared with $18.6 million at December 31, 2003, an increase of $343,000. The increase is primarily due to our net income during the year of $1.3 million, less the cash dividends paid by the Company during the period of $766,000, or $.64 per share. At December 31, 2004, the capital for both the Company and the Bank continued to exceed all applicable regulatory guidelines.

Comparison of Results of Operations for the Years Ended December 31, 2004 and 2003

Net Income

Net income for the year ended December 31, 2004 was $1.3 million, or $1.08 per diluted share, as compared with net income of $1.4 million, or $1.19 per diluted share, for the year ended December 31, 2003, a decrease of $112,000 or $0.11 per diluted share. This overall decrease in our earnings resulted primarily from an increase in non-interest expense. These matters are discussed in the applicable sections that follow.

Net Interest Income

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased slightly during 2004 to $7.6 million from to $7.2 million for 2003, an increase of $417,000. This increase was attributable to an increase in the level of our average net interest-earning assets during the year, the effects of which were offset somewhat by a decrease in the net yield on our net earning margin from 3.88% during 2003 to 3.65% during 2004. This decrease in our net yield resulted from the overall decrease in interest rates during the year, which impacted the rates we earn on our assets more significantly than the rates we pay for our deposits and borrowings.

Provision for Loan Losses

Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off, and we reduce our allowance by loans charged off. We evaluate the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our history of operations.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience. Testing by independent third parties contracted with to perform reviews of our loans helps to validate this process.

The provision for loan losses was $365,000 and $352,000 for the years ended December 31, 2004 and 2003, respectively. There were net loan charge-offs of $304,000 during the year ended December 31, 2004 as compared with net charge-offs of $271,000 during the year ended December 31, 2003. At December 31, 2004, non-accrual loans aggregated $603,000 versus $1.9 million at December 31, 2003, while the allowance for loan losses at the end of 2004 stood at $1.4 million or .79% of gross loans versus $1.4 million and .89% at the end of 2003. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination. Management believes that the allowance is adequate to absorb losses inherent in the loan portfolio.

Non-interest Income

Non-interest income remained $1.1 million for both 2004 and 2003. Our major recurring components of non-interest income are service charges on deposit accounts and fees from presold mortgages. Service charges on deposit accounts increased $248,000 from $655,000 in 2003 to $903,000 in 2004. This increase resulted largely from an increase in the volume of our deposit accounts and the emphasis placed upon generating fee income during the year. Fees from presold mortgages decreased $205,000 from $320,000 in 2003 to $115,000 in 2004. The Bank decided to retain certain residential mortgage loans rather than to sell them on a pre-approved basis to secondary investors. Retention of these loans, in addition to overall weakened demand within the mortgage market, resulted in a reduction in fee income from presold mortgages.

Non-interest Expenses

Non-interest expenses increased to $6.5 million during the year ended December 31, 2004, as compared with $5.7 million for the year ended December 31, 2003, an increase of $777,000. The largest components of this increase were an increase in compensation and benefits of $363,000, an increase in the level of expenses related to retaining and sustaining foreclosed assets of $95,000, an increase in occupancy and equipment costs of $136,000, and an increase in data processing costs of $101,000. The increase in compensation and benefits resulted from additional staffing for our new branch location, as well as increases in employee salaries and bonuses. Our occupancy and equipment costs rose primarily as a result of the construction of our new headquarters and branch in Smithfield, North Carolina. The remainder of the increases in our non-interest expenses was attributable to the continued overall growth and development of business in its market areas.

Provision for Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 28.8% and 35.5% for the years ended December 31, 2004 and 2003, respectively. The primary reason for this decline in

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

our effective income tax rate results from increased levels of tax-exempt interest income, which is a result of the expansion of our municipal security investment portfolio.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s significant accounting policies are described in Note 1 to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses

The most critical estimate concerns the Company’s allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company’s methodology for assessing the appropriations of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio, trends in portfolio credit quality, including delinquency and charge-off rates, and current economic conditions that may affect a borrower’s ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Interest Income Recognition

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. All loans considered impaired are non-accruing. Interest on non-accruing loans is recognized as payments are received or when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on non-accrual status, all interest previously accrued is reversed against current-period interest income.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Impact of Inflation and Changing Prices

A commercial bank has an asset and liability composition that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank’s performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor, which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

Off-Balance Sheet Arrangements

The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to the meet the financing needs of its customers. See Note 9 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

Recent Accounting Pronouncements

See Note 1 to the Company’s consolidated financial statements for a discussion of recent accounting pronouncements and management’s assessment of their potential impact on the Company’s consolidated financial statements.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

KS Bancorp, Inc.

Kenly, North Carolina

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Sanford, North Carolina January 14, 2005, except for Note 17 as to which the date is March 18, 2005

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and due from banks:
Interest-earning	$5,529,628	$4,032,621
Noninterest-earning	1,038,390	980,016
Time deposits	100,000	100,000
Investment securities available for sale, at fair value	39,358,040	32,745,441
Federal Home Loan Bank stock, at cost	2,558,400	2,005,000
Presold mortgages in process of settlement	137,500	103,900
Loans	180,301,991	153,130,687
Less allowance for loan losses	(1,418,614)	(1,357,877)

Net loans	178,883,377	151,772,810
Accrued interest receivable	1,113,567	944,749
Foreclosed real estate, net	545,076	1,085,490
Property and equipment, net	6,859,363	6,887,891
Other assets	744,208	858,094

Total assets	$236,867,549	$201,516,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$169,263,635	$142,250,698
Securities sold under agreements to repurchase	113,937	—
Advances from Federal Home Loan Bank	47,900,000	40,100,000
Accrued interest payable	313,743	226,859
Accrued expenses and other liabilities	356,677	361,591

Total liabilities	217,947,992	182,939,148

Commitments and contingencies (Note 9)
Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; none issued	—	—
Common stock, no par value, authorized 20,000,000 shares; 1,197,029 shares issued and outstanding in 2004 and 2003	5,419,996	5,419,996
Retained earnings, substantially restricted	13,637,953	13,114,454
Accumulated other comprehensive income (loss)	(138,392)	42,414

Total stockholders’ equity	18,919,557	18,576,864

Total liabilities and stockholders’ equity	$236,867,549	$201,516,012

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2004 and 2003

	2004	2003
Interest and dividend income:
Loans, including fees	$10,596,176	$10,477,677
Investment securities:
Taxable	862,147	787,883
Tax-exempt	473,591	129,715
Dividends	73,721	69,078
Interest-earning deposits	53,653	45,113

Total interest and dividend income	12,059,288	11,509,466

Interest expense:
Deposits	3,092,354	3,149,833
Advances from Federal Home Loan Bank	1,369,669	1,179,445

Total interest expense	4,462,023	4,329,278

Net interest income	7,597,265	7,180,188
Provision for loan losses	364,775	352,027

Net interest income after provision for loan losses	7,232,490	6,828,161

Noninterest income:
Service charges on deposit accounts	902,770	655,317
Fees from presold mortgages	115,072	319,668
Gain on sale of investments	10,153	—
Other	71,520	114,978

Total noninterest income	1,099,515	1,089,963

Noninterest expenses:
Compensation and benefits	3,854,999	3,491,859
Occupancy and equipment	780,568	644,502
Data processing	619,947	519,308
Advertising	144,126	160,364
Foreclosed real estate, net	168,852	74,282
Other	953,452	854,154

Total noninterest expenses	6,521,944	5,744,469

Income before income taxes	1,810,061	2,173,655
Income tax expense	520,464	772,319

Net income	$1,289,597	$1,401,336

Basic earnings per share	$1.08	$1.21

Diluted earnings per share	$1.08	$1.19

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2004 and 2003

	Shares of Common Stock	Common Stock Amount	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	1,153,177	$4,962,494	$12,455,432	$(39,000)	$131,665	$17,510,591
Comprehensive income:
Net income	—	—	1,401,336	—	—	1,401,336
Other comprehensive loss, net of taxes:
Net decrease in fair value of securities available for sale	—	—	—	—	(89,251)	(89,251)

Total comprehensive income						1,312,085

Common stock issued pursuant to:
Stock options exercised	46,628	279,768	—	—	—	279,768
Current income tax benefit	—	161,397	—	—	—	161,397
Stock traded to exercise options	(2,776)	(61,040)	—	—	—	(61,040)
Compensation	—	77,377	—	—	—	77,377
Release of unearned shares	—	—	—	39,000	—	39,000
Cash dividends declared ($.64 per share)	—	—	(742,314)	—	—	(742,314)

Balance, December 31, 2003	1,197,029	5,419,996	13,114,454	—	42,414	18,576,864
Comprehensive income:
Net income	—	—	1,289,597	—	—	1,289,597
Other comprehensive loss, net of taxes:
Net decrease in fair value of securities available for sale	—	—	—	—	(180,806)	(180,806)

Total comprehensive income						1,108,791

Cash dividends declared ($.64 per share)	—	—	(766,098)	—	—	(766,098)

Balance, December 31, 2004	1,197,029	$5,419,996	$13,637,953	$—	$(138,392)	$18,919,557

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities:
Net income	$1,289,597	$1,401,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	395,145	311,089
Amortization of net premiums	121,011	174,060
Deferred income taxes	44,845	21,910
Provision for loan losses	364,775	352,027
Gain on sale of available-for-sale securities	(10,153)	(1,202)
Gain on sale of foreclosed real estate	(23,616)	(65,280)
Loss on sale of property and equipment	1,072	—
Shares allocated to ESOP contribution	—	116,377
Changes in assets and liabilities:
(Increase) decrease in:
Presold mortgages in process of settlement	(33,600)	1,314,700
Other assets	181,875	(1,671)
Accrued interest receivable	(168,818)	89,429
Increase (decrease) in:
Accrued interest payable	86,884	(81,823)
Accrued expenses and other liabilities	(11,128)	(32,210)

Net cash provided by operating activities	2,237,889	3,598,742

Cash Flows From Investing Activities:
Net investment in time deposits	—	(100,000)
Proceeds from maturities, prepayments, and calls of available-for-sale securities	6,303,062	15,501,102
Proceeds from sales of available-for-sale securities	8,648,457	1,541,659
Proceeds from maturity and calls of held-to-maturity securities	—	64,301
Purchase of available for sale securities	(21,968,616)	(26,808,317)
Purchase of Federal Home Loan Bank stock	(553,400)	(265,000)
Net change in loans receivable	(27,650,193)	(2,657,954)
Proceeds from sale of foreclosed real estate	738,881	771,900
Proceeds from sale of property and equipment	51,950	—
Purchase of property and equipment	(419,639)	(3,251,129)

Net cash used by investing activities	(34,849,498)	(15,203,438)

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Financing Activities:
Net increase in deposits	$27,012,937	$4,223,861
Increase (decrease) in advance payments from borrowers for taxes and insurance	6,214	(18,863)
Net change in securities sold under agreements to repurchase	113,937	—
Advances from Federal Home Loan Bank	33,000,000	22,500,000
Principal payments - Federal Home Loan Bank advances	(25,200,000)	(17,200,000)
Cash dividends paid	(766,098)	(742,314)
Proceeds from exercise of stock options, net	—	218,728

Net cash provided by financing activities	34,166,990	8,981,412

Net increase (decrease) in cash and cash equivalents	1,555,381	(2,623,284)
Cash and cash equivalents:
Beginning	5,012,637	7,635,921

Ending	$6,568,018	$5,012,637

Supplemental Disclosure of Cash Flow Information:
Cash payments for:
Interest	$4,375,139	$4,411,101

Income taxes	$227,394	$797,158

Supplemental Disclosure of Noncash Investing and Financing Activities:
Transfer from loans to real estate acquired in settlement of loans	$925,801	$1,408,367

Change in unrealized losses on available for sale securities, net	$(180,806)	$(89,251)

Increase in loans receivable through sale of foreclosed real estate	$750,950	$36,000

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies

Organization and operations

In December 1993, pursuant to a Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and became a wholly owned subsidiary of KS Bancorp, Inc. (“KS Bancorp” or the “Company”), a holding company formed in connection with the conversion. On January 1, 1999, Kenly Savings Bank, Inc., SSB changed its name to KS Bank, Inc. (the “Bank”). The Company’s principal business activities consist of the ownership of the Bank. The Company previously loaned funds to the Bank’s ESOP for the purchase of the Company’s common stock, but the loan was paid in full during 2003, and the ESOP was terminated effective December 15, 2004. . The Bank originates mortgage, commercial and consumer loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties.

Basis of presentation

The consolidated financial statements include the accounts of KS Bancorp and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks.

Investment securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Bank to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Presold mortgages in process of settlement

As a part of normal business operations, the Company originates residential mortgage loans that have been pre-approved by secondary investors. The terms of the loans are set by the secondary investors and are transferred to them at par within several weeks of the Company initially funding the loan. The Company receives origination fees from borrowers and servicing release premiums from the investors that are recognized on the income statement in the line item “fees from presold mortgages.” Between the initial funding of the loans by the Company and the subsequent reimbursement by the investors, the Company carries the loans on its consolidated statements of financial condition at cost.

Foreclosed real estate

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed real estate expense.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The estimated lives for buildings are 40 years and the estimated lives for equipment and fixtures range from 3 to 20 years. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Federal Home Loan Bank stock

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2004.

Income taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Stock compensation plans

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein where applicable. However, the Company has not issued any stock options or stock-based compensation since the enactment of SFAS No. 123. Therefore, the pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied are not applicable.

Retirement plans

Upon adoption, the Bank’s employee stock ownership plan (the “ESOP”) covered substantially all of its employees. Contributions to the plan were based upon amounts necessary to fund the amortization requirements of the ESOP’s debt to the Company, subject to compensation limitations, and were charged to expense. The ESOP debt was paid in full during 2003. During 2003, the Bank discontinued its defined contribution retirement plan. On December 15, 2004, the Board of Directors elected to terminate the Bank’s employee stock ownership plan. There are no accrued unfunded amounts with respect to this discontinued plan.

The Bank also has a 401(k) retirement plan which is available to substantially all employees. The Bank matches voluntary contributions by participating employees.

Additionally, the Bank has a Supplemental Executive Retirement Plan covering senior executives. The Bank finances the future anticipated benefits to be provided under this plan through contributions to whole life insurance policies.

Earnings per share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. The Company had no outstanding stock options during 2004. None of the Company’s outstanding stock options were anti-dilutive in 2003.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Earnings per share (Continued)

The basic and diluted weighted average shares outstanding are as follows:

	2004	2003
Weighted average shares outstanding	1,197,029	1,162,215
Less weighted average unallocated ESOP shares	—	2,960

Weighted average outstanding shares used for basic EPS	1,197,029	1,159,255
Plus incremental shares from assumed exercise of stock options	—	18,586

Weighted average outstanding shares used for diluted EPS	1,197,029	1,177,841

There were no adjustments required to be made to net income in the computation of diluted earnings per share.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Unrealized gains and losses on available for sale securities are the Company’s only component of accumulated other comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows:

	2004	2003
Unrealized losses arising during the year	$(283,487)	$(142,752)
Tax effect	109,179	54,270

	(174,308)	(88,482)

Reclassification adjustment for gains realized in income	(10,153)	(1,202)
Tax effect	3,655	433

	(6,498)	(769)

Net of tax amount	$(180,806)	$(89,251)

Off-balance-sheet risk

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements and equity lines of credit. Such financial instruments are recorded when they are funded.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Fair value of financial instruments

The estimated fair values required under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 15 for the fair value of the Company’s financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates presented in Note 15 are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and due from banks, time deposits, presold mortgages in process of settlement, and accrued interest receivable

The carrying amounts reported in the statement of financial condition for these instruments approximate their fair values due to the short-term nature of these instruments.

Investment securities

Investment securities include debt and mortgage-backed securities which are publicly traded. Market values for these securities are based on quoted market prices.

Federal Home Loan Bank stock

The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans

The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 2004 and 2003, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with other quoted rates, the carrying basis is considered to approximate fair value.

Deposits

The fair value of deposits with no stated maturities, including transaction accounts and savings accounts, is estimated to be equal to the amount payable on demand as of December 31, 2004 and 2003. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 2004 and 2003 for deposits of similar remaining maturities.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Advances from the Federal Home Loan Bank

The fair value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

Accrued interest payable

The carrying amounts of accrued interest payable approximate their fair value.

New accounting standards

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. Since the Company has not issued any stock options or stock-based compensation since the enactment of SFAS No. 123, there are no costs associated with employee stock option compensation to be considered upon adoption of SFAS No. 123(R). Accordingly, the adoption of SFAS No. 123(R) will not have a material effect on our consolidated financial statements.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Reclassifications

Certain amounts in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

Note 2.	Investment Securities

Investment securities consist of the following:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Available for sale:
Debt securities:
Federal agency securities	$6,250,000	$—	$(111,104)	$6,138,896
Municipal securities	19,917,101	72,946	(185,364)	19,804,683
Mortgage-backed securities	13,416,170	17,196	(18,905)	13,414,461

	$39,583,271	$90,142	$(315,373)	$39,358,040

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Available for sale:
Debt securities:
Federal agency securities	$11,500,024	$13,670	$(67,565)	$11,446,129
Municipal securities	5,716,350	70,447	(13,216)	5,773,581
Mortgage-backed securities	15,460,658	73,805	(8,732)	15,525,731

	$32,677,032	$157,922	$(89,513)	$32,745,441

The amortized cost and estimated market value of debt securities at December 31, 2004 by contractual maturity are as shown below.

	Weighted Average Yield	Amortized Cost	Estimated Market Value
Available for sale:
Due in one year through five years	3.02%	$6,898,846	$6,777,272
Due in five years through ten years	5.25%	897,257	909,450
Due in excess of ten years	5.62%	18,370,998	18,256,857

	4.93%	$26,167,101	$25,943,579

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Investment Securities (Continued)

The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may be, and often are, significantly different from contractual maturities.

For the year ended December 31, 2004, proceeds from sales of securities available for sale amounted to approximately $8,648,000, and gross realized gains and losses amounted to approximately $18,000 and $(8,000), respectively.

Securities with a fair value of $4,100,000 and $4,050,000 at December 31, 2004 and 2003, respectively, were pledged to secure public monies on deposit and the Bank’s depository relationship with the Federal Reserve Bank.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities and/or the short duration of the unrealized loss.

	2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Federal agencies securities	$3,201,717	$48,283	$2,937,180	$62,821	$6,138,897	$111,104
Municipal securities	8,867,709	18,905	—	—	8,867,709	18,905
Mortgage-backed securities	12,258,754	185,364	—	—	12,258,754	185,364

Total temporarily impaired securities	$24,328,180	$252,552	$2,937,180	$62,821	$27,265,360	$315,373

These unrealized losses on investment securities are a result of volatility in the market during 2004 and relate to six federal agency securities, twenty-six municipal securities, and five mortgage-backed securities.

	2003
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Federal agencies securities	$8,932,459	$67,565	$—	$—	$8,932,459	$67,565
Municipal securities	1,266,617	13,216	—	—	1,266,617	13,216
Mortgage-backed securities	1,450,374	8,732	—	—	1,450,374	8,732

Total temporarily impaired securities	$11,649,450	$89,513	$—	$—	$11,649,450	$89,513

These unrealized losses on investment securities are a result of volatility in the market during 2003 and relate to nine federal agency securities, two municipal securities, and one mortgage-backed security.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Loans

Loans consist of the following:

	2004	2003
Conventional first mortgage loans	$72,804,150	$70,428,797
Construction loans	40,441,223	30,290,086
Equity-line loans	15,491,469	14,780,962
Loans on deposit accounts	386,222	415,450
Consumer loans	2,681,376	2,391,988
Commercial loans	68,066,640	45,571,775

	199,871,080	163,879,058

Less:
Undisbursed portion of loans in process	19,088,595	10,411,225
Unamortized loan fees	480,494	337,146
Allowance for loan losses	1,418,614	1,357,877

	20,987,703	12,106,248

	$178,883,377	$151,772,810

Weighted average yield	5.92%	6.89%

The following summarizes transactions in the allowance for loan losses:

	Years Ended December 31,
	2004	2003
Balance, beginning	$1,357,877	$1,276,685
Provision for loan losses	364,775	352,027
Charge-offs:
Conventional first mortgage loans	(279,116)	(147,167)
Consumer loans	(74,972)	(72,866)
Commercial loans	(66,881)	(127,505)
Recoveries	116,931	76,703

Net charge-offs	(304,038)	(270,835)

Balance, ending	$1,418,614	$1,357,877

No loans have been restructured during 2004 or 2003. Loans totaling $603,336 and $1,920,751 were considered impaired as of December 31, 2004 and 2003, respectively, and consist entirely of nonaccrual loans. Impaired loans had related allowances for loan losses of $60,334 and $192,075 at December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans during the years ended December 31, 2004 and 2003 was $1,378,226 and $1,182,918, respectively. At December 31, 2004, loans greater than 90 days past due still accruing interest totaled $41,322. For the years ended December 31, 2004 and 2003, the Company recognized no interest income from impaired loans during the time within the years that the loans were impaired.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Loans (Continued)

Loans outstanding to the Company’s officers and directors (including their affiliates) are shown below. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than the normal risks of collectibility.

2004
Balance, beginning	$3,817,000
Originations	518,000
Repayments	746,000

Balance, ending	$3,589,000

Note 4.	Property and Equipment

Following is a summary of property and equipment at December 31, 2004 and 2003:

	2004	2003
Land	$1,314,294	$1,778,662
Buildings and improvements	4,755,004	4,688,821
Furniture and equipment	2,887,311	2,701,759
Construction in progress	516,082	—

	9,472,691	9,169,242
Accumulated depreciation	(2,613,328)	(2,281,351)

Total	$6,859,363	$6,887,891

Depreciation and amortization amounting to $395,145 and $311,089 for the years ended December 31, 2004 and 2003, respectively, is included in occupancy and equipment expense.

The Company leases, under a noncancelable arrangement, a branch facility in Garner, North Carolina for $5,250 per month. Future rentals under this lease are as follows:

2005	$63,000
2006	63,000
2007	15,750

$141,750

This lease contains an option to extend for a five year period, the cost of which is not included above. Rental expense amounted to $64,350 and $64,800 during the years ended December 31, 2004 and 2003, respectively.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Deposits

Deposits consist of the following:

	2004	2003
Regular savings accounts, .40%	$6,076,128	$6,039,360
NOW accounts, 0.00% to 1.00%	12,048,101	10,152,936
Money market deposit accounts, 0.00% to 1.65%	12,196,990	11,137,141
Noninterest-bearing accounts	9,927,969	7,994,314

	40,249,188	35,323,751

Certificates:
0.00% - 2.99%	84,568,824	76,919,038
3.00% - 4.50%	38,369,635	27,652,441
4.51% - 6.50%	6,075,988	2,274,876
6.51% and above	—	80,592

	129,014,447	106,926,947

	$169,263,635	$142,250,698

Weighted average cost of funds	2.07%	1.92%

Certificate accounts are summarized by maturity at December 31, 2004 as follows:

	2005	2006	2007	2008	2009	Total
0.00% - 2.99%	$69,156,062	$13,930,963	$1,402,604	$79,195	$—	$84,568,824
3.00% - 4.50%	7,085,988	12,372,435	16,235,345	—	2,675,867	38,369,635
4.51% - 6.50%	258,591	19,946	—	—	5,797,451	6,075,988

	$76,500,641	$26,323,344	$17,637,949	$79,195	$8,473,318	$129,014,447

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $43,111,917 and $35,645,345, respectively. These time deposits mature as follows:

Amount
Maturity
Less than 3 months	$6,133,206
3 to 6 months	6,774,938
6 to 12 months	12,357,494
More than 12 months	17,846,279

$43,111,917

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Deposits (Continued)

Interest expense on deposits is summarized below:

	Years Ended December 31,
	2004	2003
Regular savings accounts	$23,481	$39,282
NOW and money market accounts	164,621	143,928
Certificates	2,918,769	2,973,559

	3,106,871	3,156,769
Forfeitures	(14,517)	(6,936)

	$3,092,354	$3,149,833

Note 6.	Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

Type	Maturing in Year Ending	Interest Rate	December 31,
			2004	2003
Convertible	2010	5.57%	$5,000,000	$5,000,000
Convertible	2011	4.83%	1,800,000	1,800,000
Convertible	2011	4.98%	2,000,000	2,000,000
Convertible	2011	4.67%	2,000,000	2,000,000
Variable	2005	2.44%	6,000,000	—
Variable	2005	2.44%	2,000,000	—
Fixed	2004	2.73%	—	1,600,000
Fixed	2005	3.43%	1,800,000	1,800,000
Fixed	2004	2.49%	—	1,600,000
Fixed	2005	3.02%	1,800,000	1,800,000
Convertible	2013	2.91%	6,000,000	6,000,000
Convertible	2014	2.37%	8,000,000	—
Convertible	2006	1.21%	—	5,000,000
Fixed	2006	2.43%	1,500,000	1,500,000
Fixed	2005	2.22%	1,000,000	1,000,000
Fixed	2006	2.87%	2,000,000	2,000,000
Fixed	2006	2.91%	1,000,000	—
Fixed	2007	3.56%	2,000,000	2,000,000
Fixed	2007	3.43%	2,000,000	2,000,000
Fixed	2007	3.21%	1,000,000	—
Fixed	2008	3.60%	1,000,000	—
Variable	2004	1.17%	—	3,000,000

			$47,900,000	$40,100,000

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Advances From Federal Home Loan Bank (Continued)

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all of the Company’s FHLB stock and qualifying first mortgage loans pledged in the form of a blanket-floating lien. The balance of qualifying first mortgage loans as of December 31, 2004 was approximately $72.1 million. This agreement with the FHLB provides for a line of credit up to 25% of the Bank’s assets. The maximum amount outstanding under the line of credit at any month-end during 2004 was $47.9 million.

Note 7.	Securities Sold Under Agreements to Repurchase

The Bank enters into agreements with customers to transfer excess funds in a demand account into a repurchase agreement. Under the repurchase agreement, the Bank sells the customer an interest in securities that are direct obligations of the United States Government. The customer’s interest in the underlying security shall be repurchased by the Bank at the opening of the next banking day. The rate fluctuates monthly and is based on the previous month’s 90-day Treasury Bill less 25 basis points. As of December 31, 2004 and 2003, the Bank had balances outstanding of $113,937 and $0, respectively, under these repurchase agreements.

Note 8.	Income Taxes

At December 31, 2004, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank’s effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 2004.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Income Taxes (Continued)

Significant components of deferred taxes at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$546,876	$523,462
Deferred compensation and directors’ death benefits	98,813	80,563
Unrealized losses on securities available for sale	86,839	—
Other	20,469	47,421

Total deferred tax assets	752,997	651,446

Deferred tax liabilities:
Accumulated depreciation	344,954	306,779
Federal Home Loan Bank stock	84,540	84,540
Tax bad debt reserves	21,394	—
Unrealized gains on securities available for sale	—	25,995

Total deferred tax liabilities	450,888	417,314

Net deferred tax assets	$302,109	$234,132

It is management’s opinion that recognition of net deferred tax assets is more likely than not based on the Bank’s history of taxable income and estimates of future taxable income.

The significant components of the provision for income taxes for the years ended December 31, 2004 and 2003 are as follows:

	Years Ended December 31,
	2004	2003
Current tax provision:
Federal	$398,653	$635,541
State	76,966	114,868

	475,619	750,409

Deferred tax provision:
Federal	36,852	17,988
State	7,993	3,922

	44,845	21,910

Net provision for income taxes	$520,464	$772,319

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Income Taxes (Continued)

The difference between the provision for income taxes and the amounts applied by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2004	2003
Expense computed at statutory rate of 34%	$615,387	$739,043
Effect of state income taxes	56,073	78,401
Tax exempt income	(162,326)	(61,440)
Other, net	11,330	16,315

	$520,464	$772,319

Note 9.	Concentration of Credit Risk, Off-Balance-Sheet Risk and Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract amount of the Bank’s exposure to off-balance-sheet risk is as follows:

	December 31,
	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$1,326,000	$2,245,000
Undisbursed lines of credit	34,497,000	22,826,000
Standby letters of credit	25,000	—

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the customer. The collateral held is the underlying real estate.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Concentration of Credit Risk, Off-Balance-Sheet Risk and Commitments (Continued)

During 2003, the Bank sold its consumer credit card business to an unrelated financial institution. As required under the terms of this transaction, the Bank has guaranteed accounts of certain customers. As of December 31, 2004, the Bank’s exposure under this guarantee agreement totaled approximately $133,000.

Note 10.	Employee Benefits

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue, and 401(k) expense totaled $87,896 and $73,945 for the years ended December 31, 2004 and 2003, respectively.

During 2001, the Bank adopted a Supplemental Executive Retirement Plan (SERP) for its senior executives. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Plan benefits will accrue and vest during the period of employment and will be paid in fixed monthly benefit payments over ten years commencing with the officer’s retirement at any time after attainment of age sixty-five. Benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. The total liability under this plan was approximately $165,000 at December 31, 2004, and is included in accrued expenses and other liabilities in the accompanying consolidated statements of financial condition. In 2004, the Company also enacted additional retirement and life insurance benefits for selected middle management employees. This plan calls for additional contributions to 401K/ profit sharing accounts for these selected employees based on the Bank’s overall profit for the year During 2004 and 2003, expenses attributable to these plans amounted to $60,340 and $43,044, respectively.

The accounting and reporting aspects of the Bank’s ESOP plan are described in Note 12.

Employment agreements - The Company has entered into employment agreements with two of its executive officers to ensure a stable and competent management basis. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Director, except for cause, without prejudicing the officers’ rights to receive certain vested rights, including compensation. In the event of a change in control of the Company, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

Note 11.	Deferred Compensation for Directors

The Bank has a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 depending upon years of service. At December 31, 2004 and 2003, the Bank had accrued $77,000 and $90,000, respectively, which represents the present value of the death benefits based on directors’ life expectancies. Expenses associated with the plan amounted to $7,000 and $1,500 for the years ended December 31, 2004 and 2003, respectively.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Employee Stock Ownership Plan

On December 15, 2004, the Board of Directors elected to terminate the Bank’s employee stock ownership plan (the “ESOP”), which was fully funded during 2003.

At adoption, the ESOP borrowed funds from the Company to partially finance its purchase of the common stock of the Company. The loan incurred interest at 7.5% and matured December 29, 2003. The loan was repaid during 2003 by the ESOP with contributions made by the Bank and earnings on the ESOP’s assets. Shares purchased by the ESOP were held in suspense for allocation among participants as the loan was repaid. Through December 15, 2004, the ESOP had purchased 80,497 shares of the Company’s common stock. At the time of the ESOP’s termination 73,389 shares remained outstanding in the name of the ESOP, which were distributed to participants consistent with prior allocations.

Dividends on unallocated shares were used by the ESOP to repay the debt to the Company and were not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares were credited to the accounts of the participants and reported as dividends in the financial statements.

Contributions were allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of noninvested benefits were reallocated among remaining participating employees in the same proportion as contributions.

The Company had the obligation to redeem the holdings of plan participants under certain events if shares cannot be sold through the open market. The market value of the ESOP shares was approximately $1,695,000 at December 15, 2004 when the ESOP was terminated. Upon the plan’s termination, the participants had 60 days to request that the Company redeem their holdings. No such redemption requests were made by plan participants during this period.

The Bank has charged expense of $0 and $119,302 for the years ended December 31, 2004 and 2003, respectively, in connection with the ESOP. The expense for 2003 includes, in addition to the cash contribution necessary to fund the ESOP’s annual principal and interest installment on the loan to the Company, $77,377 representing the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

Note 13.	Regulatory Matters

The Bank is subject to the capital requirements of the FDIC and the Administrator of the North Carolina Savings Institutions Division.

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and common stockholders’ equity, less any intangible assets) to total assets of 3%. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The North Carolina Administrator requires a net worth equal to at least 5% of total assets.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Regulatory Matters (Continued)

At December 31, 2004 and 2003, the Bank complied with all the capital requirements as shown below:

	2004
	Leverage Ratio of Tier 1 Capital	Tier 1 Risk-Adjusted Capital	Risk-Based Capital	NC Savings Bank Capital
Consolidated stockholders’ equity at December 31, 2004	$18,919,557	$18,919,557	$18,919,557	$18,919,557
Unrealized losses on investment securities	138,392	138,392	138,392	138,392
Holding company’s equity at December 31, 2004	(169,773)	(169,773)	(169,773)	(169,773)
Loan loss allowances	—	—	1,418,614	1,418,614

Regulatory capital	18,888,176	18,888,176	20,306,790	20,306,790
Minimum capital requirement	6,884,880	6,694,440	13,388,880	11,838,250

Excess	$12,003,296	$12,193,736	$6,917,910	$8,468,540

	2004
	Leverage Ratio of Tier 1 Capital	Tier 1 Risk-Adjusted Capital	Risk-Based Capital	NC Savings Bank Capital
Total tangible Bank only assets at December 31, 2004	$—	$—	$—	$236,765,000
Average tangible Bank only assets December 31, 2004 quarter	229,496,000	—	—	—
Risk-weighted Bank only assets at December 31, 2004	—	167,361,000	167,361,000	—
Capital as a percentage of assets:
Actual	8.23%	11.29%	12.13%	11.66%
Required	3.00%	4.00%	8.00%	5.00%

Excess	5.23%	7.29%	4.13%	6.66%

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Regulatory Matters (Continued)

	2003
	Leverage Ratio of Tier 1 Capital	Tier 1 Risk-Adjusted Capital	Risk-Based Capital	NC Savings Bank Capital
Consolidated stockholders’ equity at December 31, 2003	$18,576,864	$18,576,864	$18,576,864	$18,576,864
Unrealized gains on investment securities	(42,414)	(42,414)	(42,414)	(42,414)
Holding company’s equity at December 31, 2003	(491,174)	(491,174)	(491,174)	(491,174)
Loan loss allowances	—	—	1,357,877	1,357,877

Regulatory capital	18,043,276	18,043,276	19,401,153	19,401,153
Minimum capital requirement	5,948,340	5,459,360	10,918,720	10,066,850

Excess	$12,094,936	$12,583,916	$8,482,433	$9,334,303

	2003
	Leverage Ratio of Tier 1 Capital	Tier 1 Risk-Adjusted Capital	Risk-Based Capital	NC Savings Bank Capital
Total tangible Bank only assets at December 31, 2003	$—	$—	$—	$201,337,000
Average tangible Bank only assets December 31, 2003 quarter	198,278,000	—	—	—
Risk-weighted Bank only assets at December 31, 2003	—	136,484,000	136,484,000	—
Capital as a percentage of assets:
Actual	9.10%	13.22%	14.21%	9.64%
Required	3.00%	4.00%	8.00%	5.00%

Excess	6.10%	9.22%	6.21%	4.64%

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%.

The Bank meets all of the above requirements at December 31, 2004 and is considered to be well capitalized under the prompt corrective action regulations.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Regulatory Matters (Continued)

At the time of its conversion from a mutual to a stock charter, the Bank established a liquidation account in an amount equal to its net worth as of September 30, 1993 for the benefit of all holders of deposit accounts with an aggregate balance in excess of $50 on March 31, 1993. In the unlikely event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to his or her interest in the liquidation account prior to any payments to holders of common stock. An eligible account holder’s interest in the liquidation account will be computed on December 31 each year and is reduced, or will cease to exist, if the funds in the related deposit account are withdrawn. The interest of an eligible account holder in the liquidation account will never be increased, even if there is an increase in the related deposit account after March 31, 1993.

Subject to applicable law, the Board of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. The Bank paid dividends of $510,000 and $600,000 to the Company during 2004 and 2003, respectively. The Company declared and paid dividends of $766,098 and $742,314 to stockholders during 2004 and 2003, respectively. Subject to regulations promulgated by the North Carolina Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount required for the liquidation account or its capital requirement.

Note 14.	Stock Option and Bonus Compensation Plan

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company’s common stock to certain key employees. The Company also has a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company’s common stock to non-employee directors. An aggregate of 134,827 and 67,414 shares, respectively, of common stock was reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the options were granted, and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed, and option periods may not exceed ten (10) years.

All options under the Nonqualified Stock Option Plan were fully exercised before their expiration date in December 2003. Accordingly, at December 31, 2004 and 2003 there were no options outstanding under this plan.

All options under the Employee Stock Option Plan were fully exercised before their expiration date in December 2003. Accordingly, at December 31, 2004 and 2003 there were no options outstanding under this plan.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Stock Option and Bonus Compensation Plan (Continued)

A summary of activity in the plans for the year ended December 31, 2003 is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	46,628	$6.00
Granted	—	—
Exercised	(46,628)	6.00
Forfeited	—	—

Outstanding at end of year	—	$—

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation is paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Pursuant to Board approval, effective January 1, 1999, only outstanding options under the Nonqualified Stock Option Plan for Directors are eligible for the annual incentive compensation. Expense amounted to $7,712 in connection with the bonus compensation plan during 2003. No expense was incurred during 2004 because all options had been granted or forfeited.

Note 15.	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003.

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$6,568,018	$6,568,018	$5,012,637	$5,012,637
Time deposits	100,000	100,000	100,000	100,000
Accrued interest receivable	1,113,567	1,113,567	944,749	944,749
Investment securities:
Available for sale	39,358,040	39,358,040	32,745,441	32,745,441
Federal Home Loan Bank stock	2,558,400	2,558,400	2,005,000	2,005,000
Presold mortgages in process of settlement	137,500	137,500	103,900	103,900
Loans, net	178,883,377	179,507,000	151,772,810	153,111,000
Financial liabilities:
Deposits	169,263,635	165,432,000	142,250,698	140,796,000
Securities sold under agreements to repurchase	113,937	113,937	—	—
Advances from Federal Home Loan Bank	47,900,000	46,289,000	40,100,000	39,673,000
Accrued interest payable	313,743	313,743	226,859	226,859

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Parent Company Financial Data

The following is a summary of the condensed financial statements of KS Bancorp, Inc. as of and for the years ended December 31, 2004 and 2003:

Condensed Balance Sheets

December 31, 2004 and 2003

	2004	2003
	(Dollars in thousands)
Assets
Cash and due from banks	$8	$329
Investment in Subsidiary	18,750	18,085
Other assets	162	179

	$18,920	$18,593

Liabilities and Stockholders’ Equity
Liabilities:
Accrued expenses and other liabilities	$—	$17
Stockholders’ equity:
Common stock	5,420	5,420
Accumulated other comprehensive income (loss)	(138)	42
Retained earnings, substantially restricted	13,638	13,114

	$18,920	$18,593

Condensed Statements of Income

Years Ended December 31, 2004 and 2003

	2004	2003
	(Dollars in thousands)
Equity in earnings of subsidiary	$1,355	$1,422
Interest income	2	7
Other expense	(67)	(41)
Income taxes	—	13

Net income	$1,290	$1,401

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

Years Ended December 31, 2004 and 2003

	2004	2003
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,290	$1,401
Noncash items included in net income:
Equity in earnings of KS Bank	(1,355)	(1,422)
Change in assets and liabilities:
Decrease in other assets	17	97
Decrease in accrued expenses and other liabilities	(17)	(111)

Net cash used by in operating activities	(65)	(35)

Cash Flows from Investing Activities:
Upstream dividend received from KS Bank	510	600

Net cash provided by investing activities	510	600
Cash Flows from Financing Activities:
Cash dividends paid	(766)	(742)
Repayment of ESOP debt	—	39
Exercise of stock options, net	—	219

Net cash used in financing activities	(766)	(484)

Net increase (decrease) in cash:	(321)	81
Beginning	329	248

Ending	$8	$329

Note 17.	Subsequent Event

On March 15, 2005, the Company filed an amendment to its Articles of Incorporation which provided for a 1-for-200 reverse stock split that became effective at 6:00 p.m. E.S.T. on March 17, 2005, and a subsequent 250-for-1 forward stock split that became effective at 6:00 a.m. E.S.T. on March 18, 2005. Those stockholders holding a fractional share of common stock as a result of the reverse stock split were entitled to a cash payment in lieu of being issued the fractional share in an amount equal to $24.00 for each pre-split share constituting a fractional share. Following the reverse stock split, each shareholder who continued to own shares of the Company’s common stock automatically received 250 shares for each share of Company common stock held. All of the Company’s stockholders immediately following the forward stock split owned shares of the Company’s common stock in 250 share lots. The reverse and forward stock splits occurred automatically on the effective dates noted above. In connection with the reverse and forward stock splits, the Company’s OTCBB trading symbol changed from KSAV to KSBI. The reverse and forward stock split transactions were approved by the Company’s stockholders at a Special Meeting held on March 14, 2005. Share and per share information presented in the accompanying consolidated financial statements have not been retroactively restated to reflect the effects of the reverse and forward stock splits.

IF PROPERLY MARKED, DATED, SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED. IF INSTRUCTIONS ARE GIVEN WITH RESPECT TO SOME BUT NOT ALL PROPOSALS, SUCH INSTRUCTIONS AS ARE GIVEN WILL BE FOLLOWED, BUT THE PROXY WILL BE VOTED “FOR” THE PROPOSALS AS TO WHICH NO INSTRUCTIONS ARE GIVEN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY THE FILING OF A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 7, 2005.

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	DATE

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	DATE

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

REVOCABLE PROXY

KS BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2005

The undersigned hereby appoints the Board of Directors of KS Bancorp, Inc. (the “Company”), with full power of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the offices of the Company, 1031 North Brightleaf Boulevard, Smithfield, North Carolina, on Monday, May 9, 2005, at 7:00 p.m., Eastern Time, and at any and all adjournments thereof, as follows:

1.	The election as directors of the nominees listed at right for the term ending as of the 2008 Annual Meeting.		FOR	WITHHOLD
		Harold T. Keen	☐	☐
		Ralph Edward Scott, Jr.	☐	☐
	If neither “For” nor “Withhold” is checked with respect to a nominee, this Proxy will be voted “For” that nominee.	Gordon C. Woodruff	☐	☐

2.	The ratification of the selection of Dixon Hughes, PLLC as the independent auditor for the Company for the 2005 fiscal year.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

The Board of Directors recommends a vote “FOR” the above proposals.